Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (Registration No. 333-252625) and Form S-8 (Registration No. 333-236457) of Annovis Bio, Inc. of our report dated March 2, 2022, relating to the financial statements of the Company as of and for the years ended December 31, 2021 and 2020, which appear in this Form 10-K.

/s/ WithumSmith+Brown, PC

East Brunswick, New Jersey
March 2, 2022